Exhibit 99.1
    NEWS RELEASE

Contact:
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
Email: investorrelations@andersonsinc.com

The Andersons, Inc. Names Bill Krueger as CEO Effective October 1,
Pat Bowe Will Remain Chairman

Maumee, Ohio – August 19, 2024 – The Andersons, Inc. (Nasdaq: ANDE), announces Bill Krueger, the company’s current Chief Operating Officer (COO), will succeed Pat Bowe as President and Chief Executive Officer (CEO) effective October 1, 2024. Mr. Krueger also will be appointed to The Andersons Board of Directors. Mr. Bowe will remain as the company’s Chairman of the Board.

“Bill has been integral to our strategic growth during his tenure with The Andersons, helping to position the business to take advantage of new opportunities across the agriculture supply chain,” said Bowe. “As COO, he has been immersed in our core operating segments, and has demonstrated exceptional leadership with a proven track record for creating value for shareholders. After nearly a decade as CEO, I am proud to pass the baton to Bill.”

Pat Bowe joined The Andersons in 2015 as the company’s first non-family member CEO. Under his leadership the company completed its largest acquisition, achieved record revenue approaching nearly $17 billion in 2022, grew adjusted EBITDA from approximately $120 million to over $400 million by 2023, and steadily increased dividend payments, retaining the company’s track record of 112 consecutive dividends.

“I am honored to succeed Pat as CEO of The Andersons,” said Krueger. “The Andersons continues to excel by leveraging its deep expertise in the agricultural supply chain, strong customer relationships, and consistent delivery of strong results for all our stakeholders. Leading a company with such a rich culture and foundational principles is truly a privilege. I am eager to explore new opportunities to further strengthen the legacy and leadership that have driven the company's growth for over 77 years."

Bill Krueger joined The Andersons in 2019 as part of its acquisition of Lansing Trade Group, where he served as president and CEO for nearly 14 years. Prior to serving as The Andersons COO, Krueger was president of the company’s trade and processing business. He began his career as a grain merchant, where he honed his expertise in the commodity industry, with a strong focus on business development, energy markets, risk management, and corporate finance. Krueger earned his Bachelor of Science in Agribusiness from the University of Nebraska-Lincoln and Master of Business Administration in finance from DeVry University’s Keller Graduate School of Management. He currently serves on the executive committee of the National Grain & Feed Association (NGFA) board of directors, as well as on the board of Children’s Mercy Hospital in Kansas City, Missouri.

About The Andersons, Inc.
The Andersons, Inc., named for 2024 to Forbes list of America’s Most Successful Small Companies, Newsweek’s list of America’s Most Responsible Companies, and one of The Americas’ Fastest Growing Companies by the Financial Times, is a diversified company rooted in agriculture that conducts business in the commodity merchandising, renewables, and nutrient & industrial sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.